Exhibit 3.1

FIFTH AMENDED AND RESTATED
BY-LAWS
OF
EXACT SCIENCES CORPORATION

(As of March 3, 2021)

BY-LAWS
TABLE OF CONTENTS
Page

Article 1 - STOCKHOLDERS	1
1.1 PLACE OF MEETINGS	1
1.2 ANNUAL MEETING	1
1.3 SPECIAL MEETINGS	1
1.4 NOTICE OF MEETINGS	1
1.5 VOTING LIST	1
1.6 QUORUM	2
1.7 ADJOURNMENTS, ETC	2
1.8 VOTING AND PROXIES	2
1.9 ACTION AT MEETING	2
1.10 INTRODUCTION OF BUSINESS AT MEETINGS	3
1.11 ACTION WITHOUT MEETING	8
Article 2 - DIRECTORS	8
2.1 GENERAL POWERS	8
2.2 NUMBER; ELECTION AND QUALIFICATION	8
2.3 CLASSES OF DIRECTORS	8
2.4 TERMS IN OFFICE	8
2.5 ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS	9
2.6 TENURE	9
2.7 VACANCIES	9
2.8 RESIGNATION	9
2.9 REGULAR MEETINGS	9
2.10 SPECIAL MEETINGS	9
2.11 NOTICE OF SPECIAL MEETINGS	9
2.12 MEETINGS BY TELEPHONE CONFERENCE CALLS	9
2.13 QUORUM	9
2.14 ACTION AT MEETING	10
2.15 ACTION BY WRITTEN CONSENT	10
2.16 REMOVAL	10
2.17 COMMITTEES	10
2.18 COMPENSATION OF DIRECTORS	10
2.19 CHAIRMAN OF THE BOARD AND VICE-CHAIRMAN OF THE BOARD	10
2.20 WHOLE BOARD OF DIRECTORS	11
2.21 QUALIFICATION	11
Article 3 - OFFICERS	11
3.1 ENUMERATION	11
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3.2 ELECTION	11
3.3 QUALIFICATION	11
3.4 TENURE	11
3.5 RESIGNATION AND REMOVAL	11
3.6 VACANCIES	11
3.7 PRESIDENT	11
3.8 VICE PRESIDENTS	12
3.9 SECRETARY AND ASSISTANT SECRETARIES	12
3.10 TREASURER AND ASSISTANT TREASURERS	12
3.11 SALARIES	12
3.12 ACTION WITH RESPECT TO SECURITIES OF OTHER ENTITIES	12
3.13 EXECUTION OF CONTRACTS AND INSTRUMENTS	12
Article 4 - CAPITAL STOCK	13
4.1 ISSUANCE OF STOCK	13
4.2 CERTIFICATES OF STOCK	13
4.3 TRANSFERS	13
4.4 LOST, STOLEN OR DESTROYED CERTIFICATES	13
4.5 RECORD DATE	13
Article 5 - GENERAL PROVISIONS	14
5.1 FISCAL YEAR	14
5.2 CORPORATE SEAL	14
5.3 NOTICES	14
5.4 WAIVER OF NOTICE	14
5.5 EVIDENCE OF AUTHORITY	14
5.6 ELECTRONIC TRANSMISSION	14
5.7 RELIANCE UPON BOOKS, REPORTS AND RECORDS	15
5.8 TIME PERIODS	15
5.9 CERTIFICATE OF INCORPORATION	15
5.10 TRANSACTIONS WITH INTERESTED PARTIES	15
5.11 SEVERABILITY	15
5.12 PRONOUNS	15
Article 6 - AMENDMENTS	16
6.1 BY THE BOARD OF DIRECTORS	16
6.2 BY THE STOCKHOLDERS	16
Article 7 - FORUM FOR ADJUDICATION OF CERTAIN DISPUTES	16
7.1 FORUM SELECTION	16

ii

FIFTH AMENDED AND RESTATED
BY-LAWS
OF
EXACT SCIENCES CORPORATION
(the “Corporation”)
ARTICLE 1.- STOCKHOLDERS
1.1PLACE OF MEETINGS. All meetings of stockholders shall be held at such place, if any, within or without the State of Delaware as may be designated from time to time by the Chairman of the Board (if any), the board of directors of the Corporation (the “Board of Directors”) or the President. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held in any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware. If the Board of Directors does not designate a place for a meeting of stockholders or determine that such meeting shall be held solely by means of remote communication, such meeting shall be held at the registered office of the Corporation.
1.2ANNUAL MEETING. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at the time to be fixed by the Chairman of the Board (if any), the Board of Directors or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held) and stated in the notice of the meeting.
1.3SPECIAL MEETINGS. Special meetings of stockholders may be called at any time only by the Chairman of the Board (if any), a majority of the Board of Directors or the President. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting (or any supplement thereto).
1.4NOTICE OF MEETINGS. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. The notices of all meetings shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.
1.5VOTING LIST. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (ii) during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.
1.6QUORUM. Except as otherwise provided by law, the certificate of incorporation, as amended and restated from time to time (the “Certificate of Incorporation”), or these By-Laws, the holders of a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Shares held by brokers that are prohibited from voting such shares (pursuant to their discretionary authority on behalf of beneficial owners of such shares who have not submitted voting instructions with respect to such shares) on some, but not all, of the matters before the stockholders, which shares represent broker non-votes with respect to one or more of the matters before the stockholders (“Broker Non-Votes”), shall be counted, for the purpose of determining the presence or absence of a quorum, as being represented by proxy and entitled to vote at the meeting. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.7ADJOURNMENTS, ETC. The chairman of the meeting shall have the right and authority to convene, adjourn and/or recess any meeting of stockholders. In addition, any meeting of stockholders may be adjourned by the holders of a majority of the voting power of the shares of stock entitled to vote who are present, in person or by proxy, at such meeting, even if less than a quorum (if a quorum shall fail to attend such meeting). It shall not be necessary to notify any stockholder of any adjournment of not more than thirty (30) days if the time and place, if any, of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. If the adjournment is for more than thirty (30) days, notice of the adjourned meeting in accordance with the requirements of Section 1.4 shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 4.5 and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. The Board of Directors may postpone, reschedule or cancel any previously-scheduled meeting of stockholders.
1.8VOTING AND PROXIES. At any meeting of the stockholders, each stockholder shall have one (1) vote for each share of stock entitled to vote at such meeting held of record by such stockholder, unless otherwise provided in the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to act for such stockholder by written proxy executed by such stockholder or such stockholder’s authorized agent or by a transmission permitted by law and delivered to the Secretary of the Corporation. No such proxy shall be voted or acted upon after three (3) years from the date of its execution, unless the proxy expressly provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this Section 1.8 may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or reproduction shall be a complete reproduction of the entire original writing or transmission.
In the election of directors, voting shall be by written ballot, and for any other action, voting need not be by ballot.
1.9ACTION AT MEETING. When a quorum is present at any meeting of stockholders, the affirmative vote of the holders of a majority of the voting power present or represented by proxy and voting on a matter (or if there are two (2) or more classes of stock entitled to vote as separate classes, then in the case of each such class, the affirmative vote of the holders of a majority of the stock of that class present or represented and voting on such matter) shall decide such matter (other than the election of directors), except when a different vote is required by law, the Certificate of Incorporation, these By-Laws, or the rules of any stock exchange on which the Corporation’s shares are listed and traded, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing sentence, at each meeting of stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of the majority of the votes cast; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the secretary of the Corporation receives a notice that a stockholder (or group of stockholders) has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set for in Section 1.10 of these By-Laws and (ii) such nomination has not been withdrawn by such stockholder (or group of stockholders) on or prior to the fourteenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. For purposes of this paragraph, a majority of the votes cast means that the number of shares voted ‘for’ a director must exceed the number of shares voted ‘against’ that director. For the purposes of this paragraph, Broker Non-Votes represented at the meeting but not permitted to vote on a particular matter shall not be counted, with respect to the vote on such matter, in the number of (a) votes cast, (b) votes cast affirmatively, or (c) votes cast negatively.
1.10INTRODUCTION OF BUSINESS AT MEETINGS
A. ANNUAL MEETINGS OF STOCKHOLDERS.
(1) Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or any committee thereof, or (b) by any stockholder of the Corporation who (x) is a stockholder of record on the date of the giving of the notice provided for in this Section 1.10 and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting and (y) who complies with the notice and other procedures set forth in this Section 1.10.  For the avoidance of doubt, the foregoing clause (b) shall be the exclusive means for a stockholder to bring nominations or business properly before an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in this Section 1.10 to bring such nominations or business properly before an annual meeting of stockholders.
(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (b) of paragraph (A)(1) of this Section 1.10, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (ii) the stockholder must have provided any updates or supplements to such notice at the times and in the forms required by this Section 1.10 and (iii) the business proposed by the stockholder must otherwise be a proper matter for stockholder action.  To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first (1st) anniversary of the date of the preceding year’s annual meeting, provided, however, that if either (i) the date of the annual meeting is not within twenty-five (25) days before or after the first anniversary date of the preceding year’s annual meeting, or (ii) no annual meeting of stockholders were held in the preceding year, notice by the stockholder to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation.  Such stockholder’s written notice shall set forth:
(a) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future; (B) all Synthetic Equity Interests (as defined below) in which such person or any of its affiliates or associates, directly or indirectly, holds an interest, including a description of the material terms of each such Synthetic Equity Interest, including, without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x)

whether and the extent to which such Synthetic Equity Interest conveys to such person or any of its affiliates or associates any voting rights, directly or indirectly, in any shares of any class or series of capital stock of the Corporation, (y) whether and the extent to which such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of any shares of any class or series of capital stock of the Corporation and (z) whether and the extent to which such person or any of its affiliates or associates and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest; (C) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such person or any of its affiliates or associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation; (D) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such person or any of its affiliates or associates that are separated or separable from the underlying shares of the Corporation; and (E) any performance-related fees (other than an asset based fee) that such person or any of its affiliates or associates, directly or indirectly, is entitled to be based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing subclauses (iii)(A) through (iii)(E) are referred to, collectively, as “Nominee Material Ownership Interest Disclosures”), (iv) such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement, (C) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation and (D) if elected as a director of the Corporation, does not intend to resign as a director prior to the end of the full term for which he or she is standing for election and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the by-laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of each Proposing Person (as defined below);
(c)(i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any), and (ii) as to each Proposing Person the following information:  (A) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future; (B) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether and the extent to which such Synthetic Equity Interest conveys to such Proposing Person or any of its affiliates or associates any voting rights, directly or indirectly, in any shares of any class or series of capital stock of the Corporation, (y) whether and the extent to which such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of any shares of any class or series of capital stock of the Corporation and (z) whether and the extent to which such Proposing Person or any of its affiliates or associates and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest; (C) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person or any of its affiliates or associates has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation; (D) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person or any of its affiliates or associates that are separated or separable from the underlying shares of the Corporation; and (E) any performance-related fees (other than an asset based fee) that such Proposing Person or any of its affiliates or associates, directly or indirectly, is entitled to be based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing subclauses (ii)(A) through (ii)(E) are referred to, collectively, as “Proposing Person Material Ownership Interest Disclosures”), (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation and (iv) as to each Proposing Person, any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to such nominations or other business to be brought before such meeting pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(d)(i) a description of all agreements, arrangements or understandings (whether written or oral) by and among any of the Proposing Persons or any of their affiliates or associates, or by and among any Proposing Persons or any of their affiliates or associates and any other person (including with any proposed nominees), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify by name and relationship to the Proposing Persons each person who is party to such an agreement, arrangement or understanding) and of any material interest of the Proposing Persons or any of their affiliates or associates in, or anticipated benefit to the Proposing Persons or any of their affiliates or associates from, the nomination(s) or other business proposed and (ii) the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s) and, to the extent known, the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and
(e) a representation that the stockholder giving the notice intends to appear in person or by proxy at the applicable meeting of stockholders to nominate the persons named in its notice pursuant to Paragraph(A)(2)(a) or (B) of this Section 1.10 and/or (as applicable) to bring before such meeting such other business specified in its notice in accordance with Paragraph (A)(2)(b) of this Section 1.10.
For purposes of this Section 1.10, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting; and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made.  For purposes of this Section 1.10, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) in any manner otherwise provide the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3) A stockholder providing timely notice of nominations or business proposed to be brought before a meeting of stockholders shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Proposing Person Material Ownership Interest Disclosures information and the Nominee Material Ownership Interest Disclosures information) provided or required to be provided in such notice pursuant to this Section 1.10 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to such meeting of stockholders, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for notice of the meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date for the meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).
(4) Notwithstanding anything in the second (2nd) sentence of paragraph (A)(2) of this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting (or, if the annual meeting is not within twenty-five (25) days before or after such anniversary date, at the time the public announcement of the date of such meeting is first made by the Corporation), a stockholder who has properly submitted to the Corporation a notice pursuant to this Section 1.10 for the upcoming annual meeting may submit a supplement to such notice with respect to nominees for any new positions created by such increase (which supplement to such notice shall otherwise comply with this Section 1.10) no later than the close of business on the tenth (10th) day following the day on which such public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors is first made by the Corporation.
B. SPECIAL MEETINGS OF STOCKHOLDERS.
Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record on the date of the giving of the notice of the special meeting and on the record date for the determination of stockholders entitled to notice of and to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.10 (including the procedures to update and supplement the notice).  If the Corporation calls a special meeting of stockholders for the purpose of electing one (1) or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if (i) such stockholder delivers written notice thereof to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth (90th) day prior to such special meeting nor later than the later of (x) the close of business on the sixtieth (60th) day prior to such special meeting or (y) the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, (ii) such stockholder’s written notice includes the information required to be provided in subparagraphs (a), (c), (d), (e) and (f) of paragraph (A)(2) of this Section 1.10, and (iii) such stockholder has provided updates or supplements (if any) to such notice at the times and in the forms required by paragraph (A)(3) of this Section 1.10.  For the avoidance of doubt, for a stockholder to bring nominations before a special meeting of stockholders, such stockholder must comply with the notice and other procedures set forth in this Section 1.10 and this shall be the exclusive means for a stockholder to bring such nominations properly before a special meeting.
C. GENERAL.
(1) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible for election as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10.  Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.10 and, if any proposed nomination or business is not in compliance with such procedures, to declare that such defective proposal or nomination shall be disregarded, notwithstanding that proxies in respect of such proposal or nomination may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such nomination or proposal may have been received by the Corporation.  For purposes of this Section 1.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing, or a reliable reproduction of the writing, at the meeting of stockholders.
(2) In no event shall the adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice under this Section 1.10.  For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, PR Newswire, Reuters or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(3) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.  Nothing in this Section 1.10 shall be deemed to affect any rights of (i) stockholders to request the inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule) under the Exchange Act and, to the extent required by such Rule, have such proposals considered and voted on at an annual meeting of stockholders or (ii) the holders of any series of Preferred Stock to elect directors under specified circumstances.
D. ORGANIZATION AND CONDUCT OF MEETINGS.
Each meeting of stockholders shall be presided over by the chairman of such meeting, who shall be the Chief Executive Officer or in his or her absence, any other person thereunto designated by the Chief Executive Officer or the Board of Directors.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at such meeting by the chairman of the meeting.  The Board of Directors may adopt by resolution such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman of such meeting, are appropriate for the proper conduct of the meeting.  Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting, to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof, and (v) limitations on the time allotted to questions or comments by participants.  Unless otherwise determined by the Board of Directors or the chairman of the applicable meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.  The Secretary, or in his or her absence or at the request of the chairman of the meeting, an Assistant Secretary or other person designated by the chairman of the meeting, shall act as secretary of the meeting.

1.11ACTION WITHOUT MEETING. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.
ARTICLE 2 - DIRECTORS
2.1GENERAL POWERS. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, who may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation required to be exercised or done by the stockholders. Without limiting the foregoing, the Board of Directors may:
(a) declare dividends from time to time in accordance with law;
(b) purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;
(c) authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, to borrow funds and guarantee obligations, and to do all things necessary in connection therewith;
(d) remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;
(e) confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;
(f) adopt from time to time such stock option, stock purchase, bonus or other compensation plans for directors, officers, employees, consultants and agents of the Corporation and its subsidiaries as it may determine;
(g) adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees, consultants and agents of the Corporation and its subsidiaries as it may determine; and
(h) adopt from time to time regulations, not inconsistent herewith, for the management of the Corporation’s business and affairs.
2.2NUMBER; ELECTION AND QUALIFICATION. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors, but in no event shall be less than three (3). The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one (1) or more directors. The directors shall be elected at the annual meeting of stockholders (or, if so determined by the Board of Directors pursuant to Section 1.10, at a special meeting of stockholders), by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.
2.3CLASSES OF DIRECTORS. The Board of Directors shall be and is divided into three (3) classes: Class I, Class II and Class III. No one class shall have more than one (1) director more than any other class.
2.4TERMS IN OFFICE. Each director shall serve for a term ending on the date of the third (3rd) annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 2000; each initial director in Class II shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 2001; and each initial director in Class III shall serve for a term ending on the date of the annual meeting next following the end of the Corporation’s fiscal year ending December 31, 2002.

2.5ALLOCATION OF DIRECTORS AMONG CLASSES IN THE EVENT OF INCREASES OR DECREASES IN THE NUMBER OF DIRECTORS. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of such director’s current term or his or her prior death, removal or resignation and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three (3) classes of directors, subject to the second (2nd) sentence of Section 2.3. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent Director.
2.6TENURE. Notwithstanding any provisions to the contrary contained herein, each director shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
2.7VACANCIES. Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled only by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, if applicable, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
2.8RESIGNATION. Any director may resign by delivering his or her written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
2.9REGULAR MEETINGS. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors. Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.
2.10SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board (if any), the President, two (2) or more directors, or by one (1) director in the event that there is only a single director in office.
2.11NOTICE OF SPECIAL MEETINGS. Notice of any special meeting of directors stating the place, date and hour of the meeting shall be given to each director by the Secretary or by or at the direction the officer or one of the directors calling the meeting. Notice shall be duly given to each director either (i) by mail not less than forty-eight (48) hours before the date of the meeting or (ii) in person or by telephone or Electronic Transmission on twenty-four (24) hours’ notice (or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances). A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.
2.12MEETINGS BY TELEPHONE CONFERENCE CALLS. Directors or any members of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall be deemed to constitute presence in person at such meeting.
2.13QUORUM. A majority of the total number of the whole Board of Directors shall constitute a quorum at all meetings of the Board of Directors. In the event one (1) or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one (1) for each such director so disqualified; provided, however, that in no case shall less than one-third (1/3) of the total number of the whole Board of Directors constitute a quorum. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
2.14ACTION AT MEETING. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these By-Laws.
2.15ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board of Directors consent to such action in writing, and the written consents are filed with the minutes of proceedings of the Board of Directors.
2.16REMOVAL. Unless otherwise provided in the Certificate of Incorporation, any one (1) or more or all of the directors may be removed, without cause only by the affirmative vote of the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors. Any one (1) or more or all of the directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors.
2.17COMMITTEES. The Board of Directors may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board of Directors may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine or as provided herein, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board of Directors. Adequate provisions shall be made for notice to members of all meeting of committees. One-third (1/3) of the members of any committee shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the consents are filed with the minutes of the proceedings of such committee.
2.18COMPENSATION OF DIRECTORS. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service. Members of special or standing committees of the Board of Directors may be allowed like compensation for service as committee members.
2.19CHAIRMAN OF THE BOARD AND VICE-CHAIRMAN OF THE BOARD. The Board of Directors may elect one or more of its members to serve as Chairman of the Board or Vice-Chairman of the Board and may fill any vacancy in such position at such time and in such manner as the Board of Directors shall determine.  The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors at which he or she is present and shall perform such duties and possess such powers as are designated by the Board of Directors.  If the Board of Directors elects a Vice-Chairman of the Board, he or she shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as may from time to time be designated by the Board of Directors.

2.20WHOLE BOARD OF DIRECTORS. References in these By-Laws to the term “whole Board of Directors” are to the number of directors that the Corporation would have if there were no vacancies on the Board of Directors.
2.21QUALIFICATION. At the request of the Corporation, each nominee for election as a director of the Corporation must submit to the Secretary of the Corporation all completed and signed questionnaires required of directors. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each nominee is independent under the listing standards of each principal United States securities exchange upon which the common stock of the Corporation is listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors. In the event that any information or communications provided by a nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, such nominee shall promptly notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect.
ARTICLE 3 - OFFICERS
3.1ENUMERATION. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers, if any, with such other titles as the Board of Directors shall determine, including, but not limited to, a Chairman of the Board, a Vice-Chairman of the Board, and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.
3.2ELECTION. Each of the Corporation’s officers shall be appointed by the Board of Directors or, as provided in Section 2.1(e), by an officer of the Corporation who has been delegated the authority to appoint subordinate officers, each to have such authority, functions or duties as set forth in these By-Laws or as determined by the Board of Directors.
3.3QUALIFICATION. No officer need be a stockholder. Any two (2) or more offices may be held by the same person.
3.4TENURE. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-Laws, each officer shall hold office for such terms as are determined from time to time by the Board of Directors and shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.
3.5RESIGNATION AND REMOVAL. Any officer may resign by delivering his or her written resignation to the Chairman of the Board (if any), to the Board of Directors at a meeting thereof, to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.
Any officer may be removed at any time, with or without cause, by the Board of Directors.
Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following his or her resignation or removal, or any right to damages on account of such removal, whether his or her compensation be by the month or by the year or otherwise, unless such compensation is expressly provided in a duly authorized written agreement with the Corporation.
3.6VACANCIES. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices other than those of President, Treasurer and Secretary.
3.7PRESIDENT. The President shall, subject to the direction of the Board of Directors, have general charge and supervision of the business of the Corporation. Unless the Board of Directors has designated another officer as the Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The President shall perform such other duties and shall have such other powers as the Board of Directors may from time to time prescribe. The President shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.
3.8VICE PRESIDENTS. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one (1), the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and, when so performing, shall have all the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors. Unless otherwise determined by the Board of Directors, any Vice President shall have the power to enter into contracts and otherwise bind the Corporation in matters arising in the ordinary course of the Corporation’s business.
3.9SECRETARY AND ASSISTANT SECRETARIES. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of secretary, including without limitation the duty and power to give notices, or cause notices to be given, of all meetings of stockholders and special meetings of the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the President or the Secretary may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one (1), the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.
3.10TREASURER AND ASSISTANT TREASURERS. The Treasurer shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these By-Laws, to disburse such funds as ordered by the Board of Directors, to make proper accounts for such funds, and to render as required by the Board of Directors statements of all such transactions and of the financial condition of the Corporation.
The Assistant Treasurers shall perform such duties and possess such powers as the Board of Directors, the President or the Treasurer may from time to time prescribe.  In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one (1), the Assistant Treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Treasurer.
3.11SALARIES. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.
3.12ACTION WITH RESPECT TO SECURITIES OF OTHER ENTITIES. Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of equityholders of or with respect to any action of equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other entity.
3.13EXECUTION OF CONTRACTS AND INSTRUMENTS. All contracts, deeds, mortgages, bonds, certificates, checks, drafts, bills of exchange, notes and other instruments or documents to be executed by or in the name of the Corporation shall be signed on the Corporation’s behalf by such officer or officers, or other person or persons, as the Board of Directors may so authorize, and such authority (i) may, if the Board of Directors so authorizes, be delegated by the authorized officers to other persons, and (ii) may be general or confined to specific instances. Unless otherwise provided in such resolution, any resolution of the Board of Directors or a committee thereof authorizing the Corporation to enter into any such instruments or documents or authorizing their execution by or on behalf of the Corporation shall be deemed to authorize the execution thereof on its behalf by the Chief Executive Officer, the President, any Vice President, or any other officer if the execution thereof is within the scope of the general duties and authority of such other officer.
ARTICLE 4 - CAPITAL STOCK
4.1ISSUANCE OF STOCK. Subject to the provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any issued, authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.
4.2CERTIFICATES OF STOCK. Shares of the Corporation’s stock may be certificated or uncertificated, as provided under Delaware law, and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of the Corporation’s stock shall be in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by such stockholder in the Corporation. To the extent shares of the Corporation’s stock are represented by certificates, each such stock certificate shall be signed by, or in the name of the Corporation by, any two duly authorized officers of the Corporation. Any or all of the signatures on such certificate may be a facsimile. Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these By-Laws, applicable securities laws or any agreement among any number of shareholders or among such holders and the Corporation shall have conspicuously noted on the face or back of such certificate either the full text of such restriction or a statement of the existence of such restriction.
4.3TRANSFERS. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares, properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, the transaction shall be recorded upon the books of the Corporation. Except as may be otherwise required by law, by the Certificate of Incorporation or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.
4.4LOST, STOLEN OR DESTROYED CERTIFICATES. The Corporation may issue (i) a new certificate of stock, or (ii) uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, upon such terms and conditions as the President may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the President may require for the protection of the Corporation or any transfer agent or registrar.
4.5RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of the first paragraph of this Section 4.5 at the adjourned meeting.
ARTICLE 5 - GENERAL PROVISIONS
5.1FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
5.2CORPORATE SEAL. The corporate seal shall be in such form as shall be approved by the Board of Directors.
5.3NOTICES. Except as otherwise specifically provided in these By-Laws or required by law or the Certificate of Incorporation (a) all notices required to be given to any person pursuant to these By-Laws shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or facsimile transmission (or by directing such notice to the recipient’s electronic mail address, as applicable); (b) any such notice shall be addressed to such person at his or her last known address or electronic mail address as the same appears on the books of the Corporation; and (c) the time when such notice is received shall be deemed to be the time of the giving of the notice.
5.4WAIVER OF NOTICE. Whenever any notice whatsoever is required by law, by the Certificate of Incorporation or by these By-Laws to be given to any director, member of a committee or stockholder, a waiver of such notice in writing, signed by the person entitled to such notice or such person’s duly authorized attorney, or a waiver by Electronic Transmission by the person entitled to such notice or such person’s duly authorized attorney, whether before, at or after the time stated in such waiver, shall be deemed equivalent to such notice. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or special meeting of directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by Electronic Transmission unless so required by law, the Certificate of Incorporation or these By-Laws.
5.5EVIDENCE OF AUTHORITY. A certificate by the Secretary or an Assistant Secretary or a temporary Secretary as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall, as to all persons who rely on the certificate in good faith, be conclusive evidence of such action.
5.6ELECTRONIC TRANSMISSION. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof. The terms “writing” or

“written” as used in these By-Laws shall include Electronic Transmissions. “Electronic Transmission” shall mean any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.
5.7RELIANCE UPON BOOKS, REPORTS AND RECORDS. Each director, each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
5.8TIME PERIODS. In applying any provision of these By-Laws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.
5.9CERTIFICATE OF INCORPORATION. All references in these By-Laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.
5.10TRANSACTIONS WITH INTERESTED PARTIES. No contract or transaction between the Corporation and one (1) or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one (1) or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee of the Board of Directors which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:
(a)    the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or
(b)    the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
(c)    the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee of the Board of Directors or the stockholders.
Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.
5.11SEVERABILITY. Any determination that any provision of these By-Laws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these By-Laws.
5.12PRONOUNS. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the persons or persons so designated may require.

ARTICLE 6 - AMENDMENTS
6.1BY THE BOARD OF DIRECTORS. The Board of Directors is authorized to adopt, amend or repeal these By-laws, subject to any limitation thereof contained in these By-laws.
6.2BY THE STOCKHOLDERS. The stockholders shall have the power to amend or repeal these By-Laws or adopt new by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or the Certificate of Incorporation, the affirmative vote of the holders of eighty percent (80%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.
ARTICLE 7 - FORUM FOR ADJUDICATION OF CERTAIN DISPUTES
7.1FORUM SELECTION. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims”; provided the Court of Chancery of the State of Delaware possesses personal jurisdiction over the indispensable parties named as defendants. In the event that the Court of Chancery of the State of Delaware does not possess personal jurisdiction over the indispensable parties named as defendants, then the internal corporate claims shall be brought in another state or federal court located in the State of Delaware; provided that such other court possesses personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of the two preceding sentences is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.1. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 7.1 with respect to any current or future actions or claims. For purposes of this Section 7.1, “internal corporate claims” mean claims, including claims in the right of the Corporation (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (ii) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery of the State of Delaware. For the avoidance of doubt, this Section 7.1 shall not apply to actions arising under the Exchange Act or under the Securities Act of 1933, as amended.